Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-137152 and No. 333-152145) pertaining to the DXP Enterprises, Inc. 401(k) Retirement Plan of our report dated July 1, 2016, in this Annual Report on Form 11-K of the DXP Enterprises, Inc. 401(k) Retirement Plan for the year ended December 31, 2015.

EEPB, P.C.
Houston, Texas

July 1, 2016